                                  EXHIBIT 11

                   US FACILITIES CORPORATION AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE

     The computation of per share income is based upon the weighted average number of common and common equivalent shares outstanding during each quarter ended March 31, as follows:

                                (000 OMITTED)

                                                     1996           1995
                                                    ------         ------
Net Income                                          $3,808         $2,922
                                                    ======         ======

Weighted average shares outstanding during
the period                                           5,821          5,556

Common stock equivalent shares                         158             33
                                                    ------         ------

Common and common stock equivalent shares
outstanding for purposes of caluculating
income per share                                     5,979          5,589

Incremental shares to reflect full dilution              2             40
                                                    ------         ------

Total shares for purpose of calculating fully
diluted income per share                             5,981          5,629
                                                    ======         ======

Primary net income per share                        $ 0.64         $ 0.52
                                                    ======         ======

Fully diluted net income per share                  $ 0.64         $ 0.52
                                                    ======         ======